Exhibit 99.1

September 15, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FISCAL YEAR 2008 FINANCIAL RESULTS, INCLUDING GOODWILL
IMPAIRMENT CHARGE
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the fiscal fourth quarter and year ended June 30, 2008. The fiscal 2008 financial results were heavily affected by the following non-recurring items:
•	The gain of $2.5 million, net of tax, for fiscal 2008, resulting from the August 1, 2007 sale of the Company’s Waters Medical Systems, Inc. (WMS) subsidiary to a third party for $5.0 million in cash.

•	Non-cash, goodwill impairment expense of $6.3 million (non-tax deductible), recorded in the fourth quarter of fiscal 2008, resulting from the decrease in valuations of U.S. public companies and corresponding increased costs of capital created by the weakness in the U.S. financial markets, as required by SFAS 142 in connection with the Company’s impairment test. The revaluation had no impact on the Company’s tangible net book value, liquidity or debt covenant measurements.

•	Non-cash selling, general and administrative expense of $299,000 (non-tax deductible), recorded in the fourth quarter of fiscal 2008, resulting from the cancellation of non-vested performance-based vesting stock options by three current executives and the Company. No new options were granted to these executives.

•	Severance costs of $384,000 ($246,000 net of tax), recorded to selling, general and administrative expenses in the fourth quarter of fiscal 2008, related to the departure of two executives in June 2008.

•	Reclassification of the results of the Company’s professional series of automatic gate opener product line to discontinued operations in the fourth quarter of fiscal 2008, including a $400,000 charge for impairment of related assets and accrual of disposal costs, as a result of the June 2008 decision to discontinue the product line.
Net sales for fiscal 2008 were $34.6 million, versus $35.5 million for fiscal year 2007. The Company’s loss from continuing operations was $7.1 million, or $2.90 per basic and diluted share, in fiscal 2008, and included one-time charges for goodwill impairment, stock option cancellations and executive severance, as set forth above, totaling $6.8 million net of tax. Adjusted loss from continuing operations for fiscal 2008, excluding these one-time charges, was $333,000, or $0.14 per basic and diluted share. Fiscal year 2007 income from continuing operations was $718,000, or $0.30 and $0.29 per basic and diluted share, respectively. The net loss, reflecting the gain from the sale of a subsidiary and discontinued operations, was $5.2 million, or $2.11 per basic and diluted share, in fiscal 2008 compared to net income of $610,000, or $0.25 per basic and diluted share, for fiscal year 2007. Discontinued operations accounted for a loss of $603,000, or $0.25 per basic and diluted share, in fiscal year 2008, compared to a loss of $108,000, or $0.04 per basic and diluted share, for fiscal year 2007.
Net sales for the fourth quarter ended June 30, 2008 were $12.2 million, as compared to $12.3 million for the same period in the prior year. Loss from continuing operations was $6.2 million, or $2.51 per basic and diluted share, for the fourth quarter fiscal 2008, versus income from continuing operations of $810,000, or $0.33 per basic and diluted share, in the same period of the prior year. Adjusted income from continuing operations for fiscal 2008, excluding one-time charges, was $626,000, or $0.25 per basic and diluted share. Net loss for the fourth quarter of fiscal 2008, including discontinued operations, was $6.5 million, or $2.64 per basic and diluted share, versus income of $776,000, or $0.32 per basic share and $0.31 per diluted share, in the comparable period of the prior year. Loss from discontinued operations was $320,000 or $0.13 per basic and diluted share, for the fourth quarter of fiscal 2008, versus a loss of $34,000, or $0.01 per basic and diluted share, in the comparable period of fiscal 2007.
“Fiscal year 2008 culminated with several changes that, while painful for the Company, its employees and shareholders to endure, we believe will ultimately allow Zareba Systems to focus on its core strengths and better position the Company to return to profitability and improve its financial position,” stated President and Chief

Executive Officer Dale Nordquist. “These changes resulted in several charges to our fourth quarter results, further exacerbating an already disappointing year. As discussed in previous quarters, our fiscal 2008 net sales were adversely impacted by the economic downturns in the US, and to a lesser extent in the UK — our primary markets — as well as the late spring in both markets which delayed the buying season of our customers. Our gross margins were compressed during fiscal 2008 as a result of product cost increases that we were not able to fully offset during the year.”
“We stated in our third quarter release that management would be assessing business and economic conditions as well as investment levels in growth initiatives to determine adjustments needed to achieve growth and profitability. This led to a decision by our Company management and Board of Directors in June of this year to discontinue the professional series automatic gate opener product line. Accordingly, we have recorded a related impairment charge of $400,000 during the fourth quarter and reclassified financial results from this product line as discontinued operations,” continued Nordquist.
“In addition, the decrease in valuations of U.S. public companies and corresponding increased costs of capital created by the weakness in the U.S. financial markets created an impairment of goodwill, as required by SFAS 142 in connection with the Company’s impairment test of intangible assets and goodwill valuations. The revaluation of goodwill, as required by GAAP, resulted in our goodwill being revalued to zero, generating a non-cash $6.3 million impairment charge recorded in our fourth quarter. Additional changes in our fourth quarter included two resignations, the previous CEO and the Executive Vice President of Sales and Business Development, resulting in related severance charges. Finally, the cancellation of non-vested stock options by three current executives and the Company on June 30, 2008 generated a non-cash compensation expense of $299,000 during our fourth quarter. All of these charges, while unpleasant, are non-recurring in nature and are now behind us,” said Nordquist.
“We are encouraged by the rebound in our fourth quarter results which limited our adjusted loss from continuing operations to $333,000 for the year, excluding the one-time charges. Additionally, we reduced bank debt by $3.9 million and increased working capital by $3.3 million in fiscal 2008, positioning the Company with a much stronger balance sheet at year end,” commented Nordquist.
“We enter our fiscal 2009 with recently implemented sales price increases in North America, a lower cost structure, fresh management perspective and an intense focus on our core business. Our primary objective will be to return to profitability during the current fiscal year while continuing to evaluate the market potential of our security products and diligently manage our related investment in this opportunity. Although the seasonality of our business may not provide us with the opportunity to report meaningful profit until our fourth quarter, we believe the actions we have taken, and will continue to take going forward, position us to be profitable in fiscal 2009,” Nordquist concluded.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended		Fiscal Year Ended
(In thousands except per share amounts)	06/30/08	06/30/07	06/30/08	06/30/07
Net sales	$12,158	$12,343	$34,565	$35,512
Gross profit	4,585	4,692	11,145	12,076
Income (loss) from operations	(5,330)	1,593	(6,338)	2,168
Income (loss) before income taxes	(5,538)	1,288	(6,977)	1,143
Income (loss) from continuing operations	(6,183)	810	(7,142)	718
Gain (loss) from discontinued operations, net of tax	(320)	(34)	(603)	(108)
Gain from sale of subsidiary, net of tax	—	—	2,546	—
Net income (loss)	$(6,503)	$776	$(5,199)	$610

Per common and common equivalent share:
Income (loss) from continuing operations:
basic	$(2.51)	$0.33	$(2.90)	$0.30
diluted	$(2.51)	$0.33	$(2.90)	$0.29
Gain (loss)from discontinued operations:
basic	(0.13)	$(0.01)	$(0.25)	$(0.04)
diluted	(0.13)	$(0.01)	$(0.25)	$(0.04)
Gain from sale of subsidiary:
basic	—	—	$1.04	$—
diluted	—	—	$1.04	$—
Net income (loss) per share:
basic	$(2.64)	$0.32	$(2.11)	$0.25
diluted	$(2.64)	$0.31	$(2.11)	$0.25
Weighted average number of shares outstanding — basic	2,466	2,436	2,459	2,429
Weighted average number of shares outstanding — diluted	2,466	2,480	2,459	2,472

Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	06/30/08	6/30/07
Current Assets
• Cash and cash equivalents	$633	$1,614
• Accounts receivable, net	8,031	7,644
• Inventories	6,083	6,403
• Other current assets	1,112	1,227
• Current assets of discontinued operations	257	856

Total Current Assets	16,116	17,744

Property, plant and equipment, net	2,628	3,078
Other assets	4,304	11,051

Total Assets	$23,048	$31,873

Current Liabilities
• Accounts payable	$4,282	$4,712
• Accrued liabilities	2,617	2,419
• Income taxes payable	676	207
• Current maturities of long-term debt	1,121	6,326
• Current liabilities of discontinued operations	172	123

Total Current Liabilities	8,868	13,787

Long-term debt, less current maturities	3,570	2,269
Other long-term liability	175	—
Deferred income taxes	685	1,096

Total Liabilities	13,298	17,152

Total Stockholders’ Equity	9,750	14,721

Total Liabilities and Equity	$23,048	$31,873

USE OF NON-GAAP MEASURES
Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported non-GAAP measures called adjusted income (loss) from continuing operations and adjusted basic and diluted income (loss) per share, which exclude certain expenses for goodwill impairment, compensation related to stock option cancellations and executive severance, and reconcile to GAAP income (loss) from continuing operations and GAAP basic and diluted income (loss) per share as follows:

Zareba Systems, Inc.
Reconciliation of non-GAAP amounts to GAAP

	Three
	Months	Fiscal Year
	Ended	Ended
(In thousands except per share amounts)	06/30/08	06/30/08
GAAP income (loss) from continuing operations	$(6,183)	$(7,142)
Goodwill impairment, net of tax	6,264	6,264
Stock Option Cancellation Expense, net of tax	299	299
Executive Severance, net of tax	246	246
Non-GAAP Income from continuing operations, net of tax	$626	$(333)

Per common and common equivalent share:
GAAP income (loss) from continuing operations:
basic	$(2.51)	$(2.90)
diluted	$(2.51)	$(2.90)
Non-GAAP income (loss) from continuing operations:
basic	$0.25	$(0.14)
diluted	$0.25	$(0.14)
Weighted average number of shares outstanding — basic	2,466	2,459
Weighted average number of shares outstanding — diluted	2,480	2,459
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to the Company’s belief that it will return to profitability in fiscal 2009 and will improve its financial position, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, the timing of customer purchases, and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125